Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

APPOINTMENT OF JOHN W. EVERETS TO BOARD OF DIRECTORS

NEW YORK, NY – July 27, 2017 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that its Board of Directors has appointed John W. Everets as an independent director, effective immediately. Mr. Everets’ appointment expands the Board to eight members, five of which are independent directors. Mr. Everets will be a member of the Company’s Audit Committee.

Mr. Everets is currently a partner at Arcturus Capital in Boston, Massachusetts. Prior to joining Arcturus, he was lead investor, Chairman of the Board and Chief Executive Officer of the Bank of Maine from 2010 to 2015, where he led the recapitalization of the Bank, helped improved its financial position and eventually joined with Camden National Bank to form the largest bank in northern New England. Before leading the Bank of Maine, Mr. Everets was Chairman of Yorkshire Capital. Prior to that, he was Chairman and CEO of GE HPSC, Inc., from 1993 to 2006, where he grew the company from $100 million in assets to $1 billion before it was acquired by General Electric in 2004. Mr. Everets also previously held several executive positions at Advest, Inc. Mr. Everets is currently a Director of the Eastern Company, a Trustee of the Boston Athenaeum and is on the Board of Directors of Newman’s Own Foundation where he chairs the Finance Committee.

“We are pleased to welcome John to Medallion Financial’s Board of Directors and believe his extensive financial and leadership experience at both public and private companies, his reputation and his independent status makes him a perfect fit and significantly strengthens our Board,” said Andrew Murstein, President of Medallion Financial.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2016 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com